UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2008

PROLIANCE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13894 (Commission File Number)	34-1807383 (IRS Employer Identification No.)

100 Gando Drive, New Haven, Connecticut (Address of Principal Executive Offices)	06513 (Zip Code)

Registrant’s telephone number, including area code: 203.401.6450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2008, Proliance International, Inc. (the “Company”) entered into the Second Amendment (the “Amendment”) of the Credit and Guaranty Agreement (the “Agreement”) by and among the Company and certain domestic subsidiaries of the Company, as guarantors, the lenders party thereto from time to time (collectively, “the Lenders”), Silver Point Finance, LLC (“Silver Point”), as administrative agent for the Lenders, collateral agent and as lead arranger, and Wachovia Capital Finance Corporation (New England) (“Wachovia”), as borrowing base agent.

Pursuant to the Amendment, and upon the terms and subject to the conditions thereof, the Lenders have agreed to temporarily increase the aggregate principal amount of Revolving B Commitments available to the Company from $25,000,000 to $40,000,000. This additional liquidity will allow the Company to restore its operations in Southaven, Mississippi that were severely damaged by two tornados on February 5, 2008 (the “Southaven Casualty Event”). As previously reported, the Company believes it has adequate insurance for the Southaven Casualty Event, including coverage for all of the inventory and fixed assets that were damaged. Under the Agreement, the damage to the inventory and fixed assets resulted in a dramatic reduction in the Borrowing Base (as such term is defined in the Credit Agreement) because the Borrowing Base definition excludes the damaged assets without giving effect to the related insurance proceeds. Pursuant to the Amendment, the Lenders have agreed to permit the Company to borrow funds in excess of the available amounts under the Borrowing Base definition in an amount not to exceed $26 million. The Company intends to reduce this “Borrowing Base Overadvance Amount” (as defined in the Credit Agreement) as it receives insurance proceeds relating to the Southaven Casualty Event, in accordance with the Amendment. In addition, pursuant to the Amendment, the Company agreed to strengthen its capital structure by raising additional capital by May 31, 2008. The Company has hired Jefferies & Company, Inc. to assist it in obtaining such capital.

As previously reported, a number of Events of Default (as defined in the Agreement) had occurred and were continuing relating to, among other things, the Southaven Casualty Event. Pursuant to the Amendment, the Lenders have waived such Events of Default including a waiver of the 2007 covenant violations, resulting in the elimination of the 2% default interest which had been charged effective November 30, 2007. Consistent with current market conditions, the Amendment increases the interest rate the Company must pay on its outstanding indebtedness to the Lenders to the greater of (i) the Adjusted LIBOR Rate (as defined in the Amendment) plus 8%, or (ii) 12%.

The Amendment requires the Company and the Lenders to work together during the ten business days following the date of the Amendment to reset the Company’s financial covenants in the Agreement. In addition, the Amendment provides for certain adjustments to the Company’s financial performance relating to, for example, the Southaven Casualty Event, for purposes of evaluating the Company’s compliance with certain financial covenants. In addition, during such ten business day period, the Company has agreed to negotiate with Silver Point regarding the issuance of warrants to Silver Point to purchase up to 9.99% of the Company’s capital stock on a fully diluted basis. In connection with the Amendment, the Company paid the Lenders a fee of $3,000,000.

The Amendment provides the Company with additional funds for working capital needs and reflects the progress the Company has made in obtaining additional liquidity to meet its ongoing working capital needs.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Company also issued a press release regarding the foregoing matters that is included herein as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Second Amendment to Credit Agreement, dated March 12, 2008
99.1	Press Release, dated March 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
Date: March 17, 2008
	By:	/s/ Arlen F. Henock
Name: Arlen F. Henock Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment to Credit Agreement, dated March 12, 2008
99.1	Press Release, dated March 17, 2008.